UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2004

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in Charter)

Ohio	001-07062	34-6647590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

InnSuites Hotels Centre, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona		85020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code    (602) 944-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01                                       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 27, 2004, InnSuites Hospitality Trust (the “Trust”) received a Warning Letter from the American Stock Exchange (“AMEX”) for failure to comply with Section 1101 of the AMEX Company Guide (the “Company Guide”) in that the Trust failed to submit to the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the period ended October 31, 2004.  On December 16, 2004, the Trust filed a Form 12b-25, whereby the Trust was required to file its Form 10-Q by December 20, 2004.  Due to complex accounting issues associated with the presentation of continuing operations and discontinued operations, the Trust was unable to meet the extended filing deadline, and on December 20, 2004 the Trust filed a Current Report on Form 8-K reporting such inability.

In addition, the Warning Letter from AMEX advised that the Trust is not in compliance with the AMEX audit committee composition requirements as set forth in Section 121B(2) of the Company Guide due to the resignation of Stephen A McConnell from the Trust’s Board of Trustees and Audit Committee, which leaves the Trust with only two independent trustees serving on its Audit Committee rather than the requisite three independent trustees.   The Trust filed a Current Report on Form 8-K disclosing Mr. McConnell’s resignation on December 15, 2004.  AMEX has given the Trust until January 27, 2005 to regain compliance with the AMEX audit committee composition requirements.

On January 3, 2005, the Trust issued a press release disclosing its receipt of the Warning Letter.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The Trust plans to file its Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 on or about January 7, 2005.  The Trust is also in the process of actively identifying and interviewing qualified candidates to fill the vacancy created by Mr. McConnell’s resignation and to restore its Audit Committee to the required three independent trustees as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InnSuites Hospitality Trust

	By:	/s/ Anthony B. Waters
Anthony B. Waters

Chief Financial Officer

Date: January 3, 2005